Exhibit 99.1

Design Within Reach Receives Notice from NASDAQ Due to Late Filing of Form 10-K

SAN FRANCISCO—(BUSINESS WIRE)—March 27, 2007—Design Within Reach, Inc. (Nasdaq: DWRI) today announced that it received a NASDAQ Staff Determination letter dated March 21, 2007 indicating that the Company has not filed its Annual Report on Form 10-K for the period ended December 30, 2006, as required by NASDAQ listing requirements. As anticipated, the letter was issued in accordance with NASDAQ procedures because the Company had not filed the Annual Report by the prescribed due date. On March 16, 2007, the Company filed a Form 12b-25 Notification of Late Filing with the Securities and Exchange Commission stating that the Company does not anticipate filing the Annual Report on or before the fifteenth calendar day following the prescribed due date.

As a result of the filing delay, the Company’s securities are subject to delisting from The NASDAQ Global Market at the opening of business on March 30, 2007 unless the Company appeals the Staff Determination. The Company intends to appeal the Staff Determination and request a hearing before the NASDAQ Listing Qualifications Panel to review the Staff Determination. Until a decision is made by the Panel, the Company’s common stock will remain listed on The NASDAQ Global Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and commercial customers nationwide through the DWR catalog, studios, website and direct sales force, and a single common “in stock and ready to ship” inventory.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we may be required to revise our reported results of operations as a result of our ongoing reconciliation of the accrued inventory account and our third-quarter closing process; if we are unable to continue to increase our net sales while reducing our promotional discounts, our profitability may be impaired; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; our business will be harmed if we are unable to implement our growth strategy successfully; the expansion of our studio operations could result in increased expenses with no guarantee of increased earnings; if we do not manage our inventory levels successfully, our operating results will be adversely affected; we depend on domestic and foreign vendors, some of which are our competitors, for timely and effective sourcing of our merchandise; declines in the value of the U.S. dollar relative to foreign currencies could adversely affect our operating results; and we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability. Furthermore, if we do not receive from the Nasdaq Listing Qualifications Panel a further extension to file our Form 10-K for the period ended December 30, 2006, our securities may be subject to delisting from the Nasdaq Global Market. Please refer to our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

CONTACT:	Design Within Reach, Inc.
John D. Hellmann, 415-676-6500
jhellmann@dwr.com
or
Investor Relations:
Integrated Corporate Relations, Inc.
Andrew Greenebaum/Christine Lumpkins, 310-954-1100
agreenebaum@icr-online.com or clumpkins@icr-online.com

SOURCE:	Design Within Reach, Inc.